EXHIBIT 1.2

CAPITAL ONE AUTO FINANCE TRUST 2006-A

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: April 25, 2006

To:	CAPITAL ONE AUTO FINANCE, INC.
CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated April 21, 2006

1.	Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
Class A-1 Notes	$563,000,000	5.11738%	May 2007 Payment Date

Class A-2 Notes	$708,000,000	5.31%	May 2009 Payment Date

Class A-3 Notes	$764,000,000	5.33%	November 2010 Payment Date

Class A-4 Notes	$715,000,000	LIBOR + 0.01%	December 2012 Payment Date

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Banc of America Securities LLC

Wachovia Capital Markets, LLC

ABN AMRO Incorporated

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

3.	Ratings

Class	Rating Agency
	Standard & Poor’s	Moody’s	Fitch

A-1	A-1+	Prime-1	F1+

A-2	AAA	Aaa	AAA

A-3	AAA	Aaa	AAA

A-4	AAA	Aaa	AAA

4.	Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3	Class A-4
Banc of America Securities LLC	$70,375,000	$88,500,000	$95,500,000	$89,375,000
Wachovia Capital Markets, LLC	$70,375,000	$88,500,000	$95,500,000	$89,375,000
ABN AMRO Incorporated	$70,375,000	$88,500,000	$95,500,000	$89,375,000
Barclays Capital Inc.	$70,375,000	$88,500,000	$95,500,000	$89,375,000
Citigroup Global Markets Inc.	$70,375,000	$88,500,000	$95,500,000	$89,375,000
Deutsche Bank Securities Inc.	$70,375,000	$88,500,000	$95,500,000	$89,375,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$70,375,000	$88,500,000	$95,500,000	$89,375,000
Morgan Stanley & Co. Incorporated	$70,375,000	$88,500,000	$95,500,000	$89,375,000
Total Amount	$563,000,000	$708,000,000	$764,000,000	$715,000,000

5.	Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3	Class A-4
Gross Purchase Price	100.000000%	99.991429%	99.993092%	100.000000%
Underwriting Discount	0.115%	0.175%	0.220%	0.240%
Net Purchase Price	99.885000%	99.816429%	99.773092%	99.760000%
Maximum Dealer Selling Concessions	0.0690%	0.1050%	0.1320%	0.1440%
Maximum Dealer Reallowance Discounts	0.0345%	0.0525%	0.0660%	0.0720%

6.	Time of Sale

12:00 p.m. (Eastern Time) (U.S.) on April 25, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7.	Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be May 4, 2006, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

WACHOVIA CAPITAL MARKETS, LLC

By	/s/ Steven J. Ellis
Name:	Steven J. Ellis
Title:	Director

BANC OF AMERICA SECURITIES LLC

By	/s/ Michael T. Brown
Name:	Michael T. Brown
Title:	Principal

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By	/s/ Al Ciafre
Name	Al Ciafre
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President